Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

PDC ENERGY, INC.

PDC Energy, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

FIRST: The name of the Corporation is PDC Energy, Inc.

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in New Castle County, Delaware. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 200,000,000 shares of stock, classified as (i) 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (ii) 150,000,000 shares of common stock, par value $0.01 per share (“Common Stock”).

The designations and the powers, preferences, rights, qualifications, limitations and restrictions of Preferred Stock and Common Stock are as follows:

1. Provisions Relating to Preferred Stock.

(a) Preferred Stock may be issued from time to time in one or more classes or series, the shares of each series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation (the “Board”) as hereafter prescribed (a “Preferred Stock Designation”).

(b) Authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more classes or series, and with respect to each series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board providing for the issuance thereof the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to each series of Preferred Stock, including, but not limited to, the following:

(i) whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

(ii) the number of shares to constitute the series and the designations thereof;

(iii) the preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

(iv) whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v) whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(vii) the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(viii) whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(ix) such other powers, preferences, rights, qualifications, limitations and restrictions with respect to any series as may to the Board seem advisable.

(c) The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects.

2. Provisions Relating to Common Stock.

(a) Common Stock shall be subject to the express terms of Preferred Stock and any series thereof. Except as may otherwise be provided in this Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation.

(b) Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(c) Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor.

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(e) The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Common Stock or Preferred Stock voting separately as a class shall be required therefor.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of one class, the members of which shall be designated as the Class III Directors, to expire at the 2016 annual meeting, the initial term of office of the second class to expire at the 2017 annual meeting (the “Class I Directors”), and the initial term of office of the third class to expire at the 2018 annual meeting (the “Class II Directors”), with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective. Subject to the rights of the holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause may be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his predecessor. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

The number of directors on the Board shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board but shall in no event be fewer than three (3) or more than nine (9), subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

SIXTH: Any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Corporation may be taken without a meeting and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

SEVENTH: Special meetings of stockholders of the Corporation may be called by the Chief Executive Officer, the Chairman of the Board, the Board pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies, or, to the extent so provided in the bylaws of the Corporation, holders of not less than 10% in voting power of the then-outstanding shares of stock entitled to vote in an election of directors.

EIGHTH: In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation without any action on the part of the stockholders of the Corporation; provided, however, that the provisions of this Article Eighth notwithstanding, the bylaws of the Corporation shall not be adopted, altered, amended or repealed by the stockholders of the Corporation except by the vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director.

Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

TENTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the bylaws of the Corporation (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this 5th day of June, 2015.

PDC ENERGY, INC.

By:	/s/ Daniel W. Amidon
Name:	Daniel W. Amidon
Title:	Incorporator

Address:	1775 Sherman St. Suite 3000
Denver, CO 80203